July 28, 2000



Mr. Pat Kelly
Hi-Country - Corona, Inc.
355 North Joy Street
Corona, California 92879

Dear Pat:

I refer to our discussions regarding the proposed installation by you of a dedicated can line for our carbonated functional drinks in 8.2-oz. cans (the "8-oz. Line"). We understand that the design of that line is such that it contemplates being able to utilize certain sections of and equipment on your existing 11.5-oz. aluminum line.

I confirm that you have had a number of discussions with representatives from Ball and Mateus Sales Company to determine the layout for and correct equipment for such line and together have recommended to us what new/used equipment is necessary therefor. We have agreed to acquire certain specific items of the equipment that will be installed and utilized in that line, whilst you have agreed to acquire, install and utilize the minimum equipment necessary for that line and have to undertaken responsibility for the installation and commissioning of the 8.2-oz. Line including, but not limited to, mechanical and electrical installation of all equipment in the 8.2-oz. Line. You have also undertaken to operate, maintain and repair the entire Line in good condition, at your cost, on an ongoing basis.

The equipment that you have identified to be purchased by us for the 8.2-oz. Line from Mateus, which will be and remain our property, is as follows:

a.       New can rinser with twist fittings.
b. Used Crown Cork and Seal UniBlend 40 valve with can filler Angelus 61H Seamer set for 202 x 211 cans.
c.       Filler and seamer change parts for 200 x 202 cans.
d.       Sander/Hansen Pasteurizer per proposal
e.       Mechanical and electrical removal and reassembly of pasteurizer.
f.       Estimated freight of pasteurizer based on five loads.
g.       Mojonnier L485RP Carbo-Cooler with L Flo-mix.
h.       Filtec FT-50 fill level inspector with ram reject.
i.       Option for dud detection/low CO2 monitoring.
j.       Change parts for used Standard Knapp Traymore 200 x 202 cans.
k.       New table top conveyor system with controls.
l.       New case conveyor

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This  equipment will be acquired by us directly from Mateus and be delivered and installed on the 8.2-oz. Line ("the Mateus equipment").

In addition, we will acquire from you, a standard Knapp Model 263 Traymore at a price of $____ and an AVP Shrink Bundler at a price of $____ (the "Hi-Country Equipment"). The Hi-Country Equipment will also be installed in the 8.2-oz. can line. We will pay you therefore by adding $0.05 to the packing fee for each 24-pack case of 8.2-oz. cans that are packed on the 8.2-oz. Line, until paid for in full.

Hi-Country undertakes to pack all of our requirements of 8.2-oz. products on the 8.2-oz. Line, up to the maximum production volumes that such Line is capable of producing. The 8.2 oz. Line will be dedicated to and be exclusively used for our 8.2-oz. products. That Line shall not be used to pack 8.2-oz. cans on behalf of any other parties without our prior written consent. In giving such consent we shall be entitled to require the payment by such parties to us of a royalty for the use of our equipment on the 8.2-oz. Line at a rate to be determined by us.

We confirm that it has been agreed that the pack fees that will be charged by you to us to pack our 8.2-oz. cans has been agreed at $____ per 24-pack case. This fee is based on a minimum of three (3) flavors per shift (eight and one half hours [8 1/2]). Included in the fee is the provision by you of pallet pads, stretch and/or shrink film. Pallets will be charged at cost plus 2.5%. Production yield guarantee (per single flavor) shall be as follows:

Loss Allowance             Ingredients                        Packaging

Up to 8,000 Gallons            __%                                __%
8,000-16,000 Gallons           __%                                __%
16,000 Gallons plus            __%                                __%

However, there will be no yield loss allowance to Hi-Country in respect of any ingredients or packaging supplied by Hi-Country.

We will supply ingredients and trays. However should we agree to any ingredients or packaging being supplied by Hi-Country, the same will be supplied at cost plus 2.5%.

Warehouse for products is not available and products will be moved within 24 hours after production.

CRV processing fee will be shown by Hi-Country as a separate line item on invoice and remitted to the State of California, if applicable.

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Terms:  Weekly invoicing, Net 30-days.

This agreement will continue for a minimum period of seven (7) years. The pack fee will be subject to annual adjustment based on the lower of actual increase in direct costs incurred by you or increase in the CPI for the Riverside area.

Upon signature by you of this letter, you undertake to implement the necessary arrangements for the immediate installation and commissioning of the 8.2-oz. Line. We will place a firm order directly with Mateus for the equipment listed in (a) to (l) above, which will be delivered directly to your facility.

Upon the termination of this agreement for any reason, we shall be entitled to disconnect and remove all of the Mateus and Hi-Country equipment purchased by us and, to this end, you shall afford us and/or our representatives reasonable access to enable us to do so. We shall not be liable to pay any compensation to you in consequence of such removal.

If the terms of the proposed arrangements between us as set out above in this letter are acceptable to you, would you kindly sign a copy of this letter in the space indicated and return a signed copy to us.

Thank you for your kind assistance and cooperation.

Kind regards,

HANSEN  BEVERAGE  COMPANY

/s/ Rodney C. Sacks

Rodney C. Sacks
Chairman of the Board


AGREED  AND  ACCEPTED

HI-COUNTRY - CORONA,  INC.

/s/ Patrick W. Kelly

July 28, 2000
Date